UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
Ryder System, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

Time:	11:00 a.m.

Date:	Friday, May 5, 2006

Place:	Hilton Miami Airport and Towers 5101 Blue Lagoon Drive Miami, Florida 33126

Purpose:	1.	To elect five directors.
	2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor.
	3.	To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of Ryder common stock at the close of business on March 10, 2006.

Proxy Voting:	Your vote is important. You may vote by signing, dating and returning your proxy card in the enclosed proxy envelope, by calling the toll free number on the proxy card or via the Internet using the instructions on the proxy card.
By order of the Board of Directors
Robert D. Fatovic
Executive Vice President, General Counsel and Corporate Secretary
Miami, Florida
March 24, 2006

RYDER SYSTEM, INC.
11690 N.W. 105th STREET
MIAMI, FLORIDA 33178

PROXY STATEMENT

INFORMATION ABOUT OUR ANNUAL MEETING

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2006 Annual Meeting of Shareholders. The Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision. The notice of annual meeting, this proxy statement and the proxy card are being mailed to shareholders on or about March 24, 2006.

Q:	When and where is the annual meeting?

A:	We will hold the annual meeting on Friday, May 5, 2006, at 11:00 a.m. Eastern Daylight Time at Hilton Miami Airport and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126. A map with directions to the meeting can be found on the enclosed proxy card.

Q:	What am I voting on?

A:	You are voting on two proposals:

1. Election of directors as follows: John M. Berra, Daniel H. Mudd, E. Follin Smith and Gregory T. Swienton for a three-year term expiring at the 2009 annual meeting of shareholders and L. Patrick Hassey for a two-year term expiring at the 2008 annual meeting of shareholders.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends that you vote:

• FOR election of each of the director nominees

• FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor

Q:	Who can vote?

A:	Holders of Ryder common stock at the close of business on March 10, 2006 are entitled to vote their shares at the annual meeting.

Q:	What is a shareholder of record?

A:	You are a shareholder of record if you are registered as a shareholder with the Company’s transfer agent, Computershare Trust Company, N.A.

Q:	What is a beneficial shareholder?

A:	You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (the “nominee”) holds your shares. This is often called ownership in “street name,” since your name does not appear anywhere in the Company’s records.

Q:	What shares are reflected on my proxy?

A:	Your proxy reflects all shares owned by you at the close of business on March 10, 2006. For participants in Ryder’s 401(k) Plan, shares held in your account as of that date are included in your proxy.

Q:	How many shares are entitled to vote?

A:	As of March 10, 2006, the record date for the annual meeting, there were 60,674,822 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote.

Q:	How many votes are needed for the proposals to pass?

A:	The affirmative vote of the holders of at least a majority of the total number of shares outstanding and entitled to vote, or 30,337,412 shares, is required for the election of each director and for approval of each proposal to be presented at the meeting.

Q:	What is a quorum?

A:	A quorum is the minimum number of shares required to hold a meeting. Under Ryder’s By-Laws, the holders of a majority of the total number of shares outstanding and entitled to vote at the meeting, or 30,337,412 shares, must be present in person or represented by proxy for a quorum. Broker non-votes and proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Q:	Who can attend the annual meeting?

A:	Only shareholders and their guests are invited to attend the annual meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares and a form of personal identification.

Q:	If I plan to attend the annual meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the annual meeting. Written ballots will be available at the meeting for shareholders of record. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

Beneficial shareholders who wish to vote in person must request a proxy from the nominee and bring that proxy to the annual meeting.

Q:	Who pays the cost of this proxy solicitation?

A:	The Company pays the cost of soliciting your proxy and reimburses brokerage firms and others for forwarding proxy materials to you. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist with the distribution of proxy materials and the solicitation of votes at an estimated cost of $19,500, plus out-of-pocket expenses. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone.

Q:	What is Householding?

A:	The Securities and Exchange Commission’s Householding rule affects the delivery of the Company’s annual disclosure documents (such as annual reports, proxy statements and other information statements) to shareholders. Under this rule, the Company is allowed to deliver a single set of the Company’s annual report and proxy statement to multiple shareholders at a shared address or household, unless a shareholder at that shared address delivers contrary instructions to the Company through its transfer agent, Computershare Trust Company, N.A. Each shareholder will continue to receive a separate proxy card or voting instruction card even when a single set of materials is sent to a shared address under the Householding program. The Householding program is designed to reduce the expense to the Company of sending multiple disclosure documents to the same address.

If you are a registered shareholder and you want to request a separate copy of this proxy statement or accompanying annual report, you may contact the Company’s Investor Relations Department by calling (305) 500-4053, in writing at Ryder System, Inc., Investor Relations Department, 11690 N.W. 105th Street, Miami, Florida 33178, or by e-mail to RyderforInvestors@ryder.com,and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact Computershare by calling (800) 730-4001, in writing at Computershare, P.O. Box 43010, Providence, RI 02940-3010, or by e-mail at shareholder-equiserve@computershare.com. The Company’s 2005 annual report and this proxy statement are also available through the Company’s website at www.ryder.com.

Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting Computershare in the manner set forth above.

If a broker or other nominee holds your shares, please contact such holder directly to inquire about the possibility of Householding.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote on the Internet, by telephone or by signing, dating and mailing your proxy card. Detailed instructions for Internet and telephone voting are set forth on the enclosed proxy card.

If your shares are held in Ryder’s 401(k) Plan, the enclosed proxy will serve as a voting instruction for the trustee of Ryder’s 401(k) Plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 2, 2006. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold in the Ryder 401(k) Plan in the same proportion as those shares in the Ryder 401(k) Plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your broker, bank or trustee included with your proxy materials.

Q:	Who tabulates the votes?

A:	The Board has appointed Computershare Trust Company, N.A. as the independent Inspector of Election. Representatives of Computershare will count the votes.

Q:	Is my vote confidential?

A:	Yes. The voting instructions of shareholders of record will only be available to the Inspector of Election (Computershare) and proxy solicitor (D.F. King). Voting instructions for employee benefit plans will only be available to the plans’ trustees and the Inspector of Election. The voting instructions of beneficial shareholders will only be available to the shareholder’s bank, broker or trustee. Your voting records will not be disclosed to the Company unless required by a legal order, requested by you or cast in a contested election.

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy card marked “abstain” or “withhold” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present. Accordingly, a marking of “abstain” or “withhold” on any proposal will have the same effect as a vote against the proposal.

Q:	What if I sign and return my proxy card without making any selections?

A:	If you sign and return your proxy card without making any selections, your shares will be voted “for” proposals 1 and 2. If other matters come before the meeting (such matters having been presented to the Company at least 45 days before the date of this proxy statement), the proxy committee will have the authority to vote on those matters for you at their discretion. At this time, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is permitted to vote your shares on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor even if the broker does not receive voting instructions from you.

If you are a beneficial shareholder and your shares are held by a bank, trustee or other agent, your shares will not be voted.

Q:	How do I change my vote?

A:	A shareholder of record may revoke a proxy by giving written notice of revocation to the Company’s Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the annual meeting.

If you are a beneficial shareholder, you may change your vote by following the nominee’s procedures for revoking or changing your proxy.

Q:	When are shareholder proposals for next year’s annual meeting due?

A:	To be considered for inclusion in the Company’s 2007 proxy statement, shareholder proposals must be delivered in writing to the Company at 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than November 24, 2006.

There are additional requirements under the Company’s By-Laws and the proxy rules to present a proposal, such as continuing to own a minimum number of Ryder shares until the annual meeting and appearing in person at the meeting to explain your proposal. A copy of the Company’s By-Laws can be obtained from the Company’s Corporate Secretary. The By-Laws are also included in the Company’s filings with the Securities and Exchange Commission which are available on the SEC’s website at www.sec.gov.

ELECTION OF DIRECTORS
(Proposal 1)
Under Ryder’s By-Laws, directors are elected for three-year terms, typically with one-third of the directors standing for election in any given year. The three directors whose terms expire at the 2006 Annual Meeting of Shareholders are John M. Berra, Daniel H. Mudd and Gregory T. Swienton. Mr. Berra, Mr. Mudd and Mr. Swienton are nominated for re-election at the 2006 Annual Meeting of Shareholders for a three-year term that expires at the 2009 Annual Meeting of Shareholders, and have each consented to serve if elected.
Since the 2005 Annual Meeting of Shareholders, the Board of Directors elected E. Follin Smith and L. Patrick Hassey to the Board of Directors to fill vacancies. In accordance with the Company’s By-Laws, Ms. Smith and Mr. Hassey are being nominated by the Company’s shareholders for election at the 2006 Annual Meeting of Shareholders. Because the Company’s By-Laws require that the number of directors whose terms expire in any given year remains as nearly equal in number as possible, Mr. Hassey is being nominated to serve in the class of directors whose term expires at the 2008 Annual Meeting of Shareholders and Ms. Smith is being nominated to serve in the class of directors whose term expires at the 2009 Annual Meeting of Shareholders. Mr. Hassey and Ms. Smith have each consented to serve if elected.
The Board of Directors determined that each director nominee qualifies as independent under applicable regulations and the Company’s By-Laws. See “Director Independence” on page 12 to this proxy statement.
David I. Fuente, Eugene A. Renna, Abbie J. Smith and Christine A. Varney are currently serving terms that expire at the 2007 Annual Meeting of Shareholders. Lynn M. Martin and Hansel E. Tookes, II are currently serving terms that expire at the 2008 Annual Meeting of Shareholders.
The principal occupation and certain other information about each director and director nominee appears on the following pages.
The Board of Directors recommends a vote FOR the election of each of the director nominees.

NOMINEE FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2008 ANNUAL MEETING

L. Patrick Hassey, 60, is Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated (ATI), a global leader in the production of specialty materials. Mr. Hassey was Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until his early retirement in February 2003. He served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc. Prior to becoming President and Chief Executive Officer of ATI in October 2003, he was an outside management consultant to ATI executive management.

Mr. Hassey was elected to the Board of Directors in December 2005 and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

Mr. Hassey is a member of the Board for the Allegheny Conference on Community Development, which serves Southwestern Pennsylvania.
NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2009 ANNUAL MEETING

John M. Berra, 58, is Executive Vice President of Emerson Electric Company and President of Emerson Process Management, a global leader in providing solutions to customers in process control. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and thereafter continued assuming more prominent roles in the organization until 1997 when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company.

Mr. Berra was elected to the Board of Directors in July 2003 and is a member of the Compensation Committee and the Finance Committee.

Mr. Berra serves as an advisory director to the Board of Directors of Emerson Electric Company. He also serves as Chairman of the Fieldbus Foundation and is a past Chairman of the Measurement, Control, and Automation Association.

Daniel H. Mudd, 47, is President and Chief Executive Officer of Fannie Mae, the nation’s largest financer of home mortgages. Prior to being appointed to his current post in June 2005, Mr. Mudd served as the Vice Chairman and Chief Operating Officer of Fannie Mae. As Chief Operating Officer, Mr. Mudd was responsible for originations, marketing, operations, systems, local outreach and administration. Prior to joining Fannie Mae in February 2000, Mr. Mudd served as President and Chief Executive Officer of GE Capital, Japan. During his career at GE Capital, Mr. Mudd served in Business Development, International Financing and European Fleet Services. He served as President of GE Capital Asia-Pacific from 1996 to 1999. Prior to his tenure at GE Capital, Mr. Mudd held positions in management consulting and financial services with Xerox Corporation, Ayers Whitmore and Company, and the World Bank.

Mr. Mudd was elected to the Board of Directors in July 2002 and is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Mr. Mudd serves on the Boards of Directors of Fannie Mae, the Fannie Mae Foundation, Homes for Working Families, the U.S. Chamber of Commerce and Hampton University. He is also a member of the Council on Foreign Relations.

E. Follin Smith, 46, is Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc., the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Ms. Smith began her career with Armstrong in 1998 as Vice President and Treasurer and was promoted to her last position in March 2000. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.

Ms. Smith was elected to the Board of Directors in July 2005 and is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Ms. Smith serves on the Board of Trustees of the University of Virginia’s Darden School of Business, the Board of Visitors of Davidson College and the Board of the Baltimore Museum of Art.

Gregory T. Swienton, 56, was appointed Chairman of Ryder System, Inc. in May 2002 having been named Chief Executive Officer in November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (“BNSF”). Prior to that he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton was elected to the Board of Directors in June 1999.

Mr. Swienton serves on the Board of Directors of Harris Corporation, and is on the Board of Trustees of St. Thomas University in Miami.
DIRECTORS CONTINUING IN OFFICE

David I. Fuente, 60, served as Chairman and Chief Executive Officer of Office Depot, Inc. from 1987, one year after the company was founded, until he retired as its Chief Executive Officer in June 2000 and as Chairman in December 2001. Before joining Office Depot, Mr. Fuente served for eight years at the Sherwin-Williams Company as President of its Paint Stores Group. Before joining Sherwin-Williams, he was Director of Marketing at Gould, Inc.

Mr. Fuente was elected to the Board of Directors in May 1998 and is the Chair of the Compensation Committee and a member of the Finance Committee.

Mr. Fuente serves on the Boards of Directors of Office Depot, Inc. and Dick’s Sporting Goods, Inc.

Lynn M. Martin, 66, served as Secretary of Labor under President George Bush from 1991 to 1993. Ms. Martin is the President of Martin Hall Group LLC, a consulting firm. She is a regular commentator, panelist, columnist and speaker on issues relating to the changing global economic and political environment. Ms. Martin was the Davie Chair at the J.L. Kellogg Graduate School of Management and a Fellow of the Kennedy School Institute of Politics.

Ms. Martin was elected to the Board of Directors in August 1993 and is the Chair of the Corporate Governance and Nominating Committee and a member of the Compensation Committee.

Ms. Martin serves on the Boards of Directors of The Procter & Gamble Company, AT&T Inc., The Dreyfus Funds, Constellation Energy Group, Inc. and Chicago’s Lincoln Park Zoo. She is also a member of the Council on Foreign Relations.

Eugene A. Renna, 61, retired from ExxonMobil Corporation in January 2002 where he was an Executive Vice President and a member of its Board of Directors. He was President and Chief Operating Officer of Mobil Corporation, and a member of its Board of Directors, until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna’s career with Mobil began in 1968 and included a range of senior management roles such as: responsibility for all marketing and refining operations in the Pacific Rim, Africa and Latin America; Executive Vice President of International Marketing and Refining Division; Vice President of Planning and Economics; President of Mobil’s worldwide Marketing and Refining Division; and Executive Vice President and Director of Mobil.

Mr. Renna was elected to the Board of Directors in July 2002 and is the Chair of the Audit Committee and a member of the Finance Committee.

Mr. Renna serves on the Board of Directors of Fortune Brands, Inc.

Abbie J. Smith, 52, is the Boris and Irene Stern Professor of Accounting at the Graduate School of Business of the University of Chicago. She joined their faculty in 1980 upon completion of her Ph.D. at Cornell University. The primary focus of her research is corporate restructuring, transparency, and corporate governance. Professor Smith is a co-editor of the Journal of Accounting Research.

Ms. Smith was elected to the Board of Directors in July 2003 and is a member of the Audit Committee and the Finance Committee.

Ms. Smith serves on the Boards of Directors of HNI Industries Inc., DFA Investment Dimensions Group Inc. and Dimensional Investment Group Inc.

Hansel E. Tookes, II, 58, retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Mr. Tookes became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, Mr. Tookes had served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation in 1980. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Mr. Tookes was elected to the Board of Directors in September 2002 and is the Chair of the Finance Committee and a member of the Audit Committee.

Mr. Tookes serves on the Board of Directors of Corning Incorporated, FPL Group, Inc., and Harris Corporation.

Christine A. Varney, 50, is a Partner in the law firm of Hogan & Hartson LLP, which she rejoined in 1997 after five years in government service. She leads the Internet Law practice group for the firm. Ms. Varney served as a Federal Trade Commissioner from 1994 to 1997 and as a Senior White House Advisor to the President from 1993 to 1994. She also served as Chief Counsel to the President’s Campaign in 1992 and as General Counsel to the Democratic National Committee from 1989 to 1992. Prior to her government service, Ms. Varney practiced law with the firms of Pierson, Semmes & Finley (1986 to 1988) and Surrey & Morse (1984 to 1986).

Ms. Varney was elected to the Board of Directors in February 1998 and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE
The Company maintains a Corporate Governance page on its website at www.ryder.com which includes the Company’s Corporate Governance Guidelines, Principles of Business Conduct (including the Finance Code of Ethics) and Board Committee charters. The Corporate Governance Guidelines set forth the Company’s governance principles relating to, among other things, director independence; qualifications and responsibilities; Board structure; director compensation; management succession; and periodic performance evaluation of the Board. The Principles of Business Conduct apply to officers, employees and directors of the Company and cover all areas of professional conduct including conflicts of interest, confidentiality and compliance with law. The Principles of Business Conduct include a Finance Code of Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer, controller and senior financial management. Any changes to these documents and any waivers granted by the Corporate Governance and Nominating Committee with respect to the Principles of Business Conduct will be posted on the Company’s website. Any waivers shall also be disclosed in a public filing made with the SEC.
Shareholders may request free printed copies of the Company’s Corporate Governance Guidelines, Principles of Business Conduct (including the Finance Code of Ethics) and Board Committee charters from:
Ryder System, Inc.
Attention: Corporate Secretary
11690 N.W. 105th Street
Miami, FL 33178
BOARD OF DIRECTORS
Director Independence
It is the Company’s policy that a substantial majority of the members of its Board of Directors and all of the members of the Company’s Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee qualify as independent under the independence standards set forth in the NYSE corporate governance listing standards and in the Company’s By-Laws.
Pursuant to the Company’s Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2006. During this review, the Board considered any transactions and relationships between each director (other than Mr. Swienton, the Company’s Chief Executive Officer) and any member of his or her immediate family and the Company or members of the Company’s senior management, and all other relevant facts and circumstances, including each director’s commercial, banking, consulting, legal, accounting, charitable and family relationships. The Board determined that there were no relationships between the Company and any of its directors; except that, during 2005, in the ordinary course of business the Company leased 15 vehicles for a six-year term to Emerson Electric Company. In his role as President of Emerson Process Management, John M. Berra also serves as Executive Vice President of Emerson Electric Company. Given the size of the transaction relative to both the Company and Emerson Electric Company, and the fact that Mr. Berra was not involved in selecting Ryder for the vehicle lease transaction, the Board determined that the relationship between the Company and Mr. Berra is immaterial and that each of the following directors (which together constitute all of the members of the Board other than Mr. Swienton, the Company’s Chief Executive Officer) is independent: John M. Berra, David I. Fuente, L. Patrick Hassey, Lynn M. Martin, Daniel H. Mudd, Eugene A. Renna, Abbie J. Smith, E. Follin Smith, Hansel E. Tookes, II and Christine A. Varney.
Communications with the Board
Shareholders and other interested parties can communicate with the Company’s independent directors as a group on the Corporate Governance page of the Company’s website at www.ryder.com, or by mailing their communication to Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. Any communications received from interested parties in the manner described above will be collected and organized by the Company’s Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to the Company’s independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to certain of these matters such as service issues may be distributed internally within the Company for review and possible response. The procedures for communicating with the Company’s independent directors as a group are available on the Corporate Governance page of the Company’s website at www.ryder.com.
The Company’s Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of the Company’s employees or members of the general public may confidentially communicate concerns about any of these matters to any supervisor or manager, the Vice President of Internal Audit, the Vice President, Global Compliance and Business Standards/ Deputy General Counsel, or on a confidential and/or anonymous basis by way of an external toll-free hotline number, an internal ethics phone line, ethics@ryder.com, or audit@ryder.com. All of the reporting mechanisms are publicized on the Company’s website at www.ryder.com, in its Principles of Business Conduct, through compliance training and through wallet cards, brochures and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints, of whatever type, received through the reporting mechanisms are reported to the Audit Committee at each regularly-scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.
Board Meetings
The Board of Directors held seven meetings in 2005. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2005. Attendance by all directors at Board and Committee meetings averaged 95% in 2005. The Company’s independent directors meet in executive session without management present as part of each regularly-scheduled Board meeting. The Chair of the Company’s Corporate Governance and Nominating Committee presides over these executive Board sessions.
The Company expects each of its directors to attend the Company’s annual meeting of shareholders. Because the Board of Directors holds one of its regular meetings in conjunction with the Company’s annual meeting of shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the annual meeting. All of the directors attended the 2005 Annual Meeting of Shareholders.
BOARD COMMITTEES
The Board has four standing committees — Audit, Compensation, Finance and Corporate Governance and Nominating. All of the Committees are composed entirely of independent directors who meet in executive session without management present as part of each regularly-scheduled Committee meeting. The Company has adopted written charters for each of the Committees that comply with the NYSE’s corporate governance listing standards and applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and SEC rules. The Committee charters set forth each Committee’s responsibilities, and provide for a periodic review of the charter and an annual evaluation of the Committee’s performance. The charters grant each Committee the authority to obtain the advice and assistance of, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Committee deems necessary to fulfill its obligations. The Committee charters are available on the Corporate Governance page of the Company’s website at www.ryder.com. Following is information regarding the Committee’s membership, responsibilities and meetings.

Audit Committee

Members:	Eugene A. Renna (Chair) Daniel H. Mudd Abbie J. Smith E. Follin Smith Hansel E. Tookes, II

Number of Meetings in 2005:	12

Responsibilities:	The Audit Committee is responsible for appointing, overseeing and determining the compensation and independence of the Company’s independent auditor. The Committee approves the scope of the annual audit and the related audit fees as well as the scope of internal audit procedures. The Committee reviews audit results, financial disclosure and earnings guidance. The Committee is also responsible for overseeing investigations into accounting and financial complaints, and reviewing the Company’s policies with respect to risk assessment and risk management.
In addition to the independence standards applicable to all Board members, rules issued by the SEC pursuant to Sarbanes-Oxley require that all members of the Company’s Audit Committee meet additional independence standards. The Board undertook a review of the independence of Audit Committee members and based on this review, the Board determined that each member of the Audit Committee meets the enhanced independence standards for audit committee members required by the SEC.
Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. In addition, all of the members of the Audit Committee qualify as “audit committee financial experts” under SEC rules and have accounting and related financial management expertise within the meaning of the NYSE’s corporate governance listing standards.

Compensation Committee

Members:	David I. Fuente (Chair) John M. Berra L. Patrick Hassey Lynn M. Martin Christine A. Varney

Number of Meetings in 2005:	5

Responsibilities:	The Compensation Committee is responsible for evaluating the CEO’s performance and recommending the CEO’s compensation to the independent directors. The Committee approves and recommends the appointment of new officers, approves the compensation (including the stock grants and incentive plan payouts) of senior management, recommends the compensation of non-management directors and prepares the annual report on executive compensation. The Committee is also responsible for approving changes to, and recommending the adoption of, benefit, compensation and stock-related plans.

Corporate Governance and Nominating Committee

Members:	Lynn M. Martin (Chair) L. Patrick Hassey Daniel H. Mudd E. Follin Smith Christine A. Varney

Number of Meetings in 2005:	5

Responsibilities:	The Corporate Governance and Nominating Committee is responsible for recommending criteria for Board membership and evaluating and recommending nominees for director (including nominees recommended by shareholders that are submitted in writing to the Company’s Corporate Secretary in accordance with the Company’s By-Laws). The Committee recommends the size, structure, composition and functions of Board Committees and reviews and recommends changes to the Committee charters. The Committee oversees the Board evaluation process and the evaluation of the Company’s senior management. The Committee also reviews and recommends changes to the Company’s Corporate Governance Guidelines and Principles of Business Conduct. The Committee is also responsible for identifying and analyzing trends in public policy, public affairs and corporate responsibility.
Finance Committee

Members:	Hansel E. Tookes, II (Chair) John M. Berra David I. Fuente Eugene A. Renna Abbie J. Smith

Number of Meetings in 2005:	6

Responsibilities:	The Finance Committee is responsible for reviewing the Company’s overall financial goals, position, arrangements and requirements. The Committee reviews, approves and recommends capital expenditures, issuances of debt and equity securities, dividend policy and pension contributions. The Committee is also responsible for reviewing the Company’s relationships with rating agencies, banks and analysts, and reviewing and assessing the Company’s risk management activities and tax planning strategies.

NOMINATION OF DIRECTORS
The Corporate Governance and Nominating Committee is responsible for identifying qualified individuals to serve as directors, reviewing the qualifications of director candidates, including those recommended by the Company’s shareholders pursuant to its By-Laws, and recommending to the Board the nominees to be proposed by the Board for election as directors at the Company’s annual meeting of shareholders.
In identifying individuals to nominate for election to the Company’s Board, the Committee seeks candidates that:

•	have a high level of personal integrity and exercise sound business judgment;

•	are highly accomplished in his or her field, with superior credentials and recognition and have a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	have relevant expertise and experience, and are able to offer advice and guidance to the Company’s senior management;

•	have an understanding of, and concern for, the interests of the Company’s shareholders; and

•	have sufficient time to devote to fulfilling his or her obligations as a director.
The Committee will seek to identify individuals who would qualify as independent under the applicable NYSE listing standards and who are independent of any particular constituency. The Committee may, based on the composition of the Board, seek individuals that have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. In addition, the Committee will attempt to select candidates who will assist in making the Board a diverse body in terms of age, gender, ethnic background and professional experience.
Generally, the Committee identifies individuals for service on the Company’s Board through experienced director search firms that are paid to use their extensive resources and networks to find qualified individuals who meet the minimum qualifications established by the Board. These search firms create a comprehensive record of a candidate’s background, business and professional experience and other information that would be relevant to the Committee in determining a candidate’s capabilities and suitability. The Committee will also consider qualified candidates who are proposed by other members of the Board, the Company’s senior management and, to the extent submitted in accordance with the procedures described below, the Company’s shareholders. The Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected and the Committee has received sufficient information relating to the candidate to determine whether he or she meets the minimum qualifications established by the Board.
If a shareholder would like to recommend a director candidate to the Committee, they must deliver to the Committee the same information and statement of willingness to serve described above. In addition, the recommending shareholder must deliver to the Committee a representation that the shareholder owns shares in the Company and intends to continue holding those shares until the relevant annual meeting of shareholders as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to the Company at 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, for delivery to the Committee on or before the date on which shareholder proposals are required to be delivered to the Company in order to be included in the proxy statement for the next annual meeting of the Company’s shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Committee.
Upon receipt of this information, the Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Committee determines that the individual would be a suitable candidate to serve as a director of the Company, the candidate will be asked to meet with members of the Committee, members of the Board and/or members of senior management, including in each case, the Company’s CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Committee’s discussions and the results of these meetings, the Committee will recommend a nominee or nominees for election to the Board either by the Company’s shareholders at its annual meeting of shareholders or by the Board to fill vacancies on the Board between annual meetings. The Board will, after consideration of the Committee’s recommendations, nominate a slate of directors for election by the Company’s shareholders, or with regards to filling vacancies, elect a nominee to the Board.

DIRECTOR COMPENSATION
The compensation of directors during 2005 was as follows:

Retainer	$32,000 (with an option to receive all or any portion in Ryder common stock which cannot be sold until six months after the date on which the person ceases to be a director)

Meeting Fees	$35,000 per year; if the Board or any Committee meets more than eight times in one year, a director receives $1,000 for each additional Board or Committee meeting attended

Committee Chairs	$5,000 per year for Chair of Compensation Committee, Finance Committee and Corporate Governance and Nominating Committee; $10,000 per year for Chair of Audit Committee

Restricted Stock Units	Equivalent of $80,000 annually (based on the market price of Ryder common stock on the date of grant, which was the date of the 2005 Annual Meeting of Shareholders)

Stock Options	None

Expenses	Reimbursement of travel expenses in connection with service
Description of Benefits
Eligibility: Directors who are employees of the Company receive no compensation or benefits for service as a director.
Restricted Stock Units: Generally granted on the date of the annual meeting of shareholders. The restricted stock units vest and are paid (either as a lump sum or in annual installments) upon termination of a director’s service on the Board. The initial grant of restricted stock units will not vest unless the director has served a minimum of one year. The restricted stock units receive dividends which are reinvested through the Company’s Dividend Reinvestment Program, but do not have voting rights. Upon the occurrence of a change in control, as defined, all outstanding restricted stock units will vest and be paid to the director in a lump sum.
Deferred Compensation: Directors may elect to defer receipt of their cash retainer and meeting and other fees, which deferred amounts are part of the general assets of the Company and are credited with earnings based on several investment options selected by the director. The Company does not pay above-market or preferential earnings on compensation deferred by the directors. The compensation may be deferred until the later to occur of a fixed date, retirement, disability or removal, and is payable in a lump sum or in installments. Upon a change of control of the Company, however, all deferred amounts will be paid immediately in a lump sum.
Directors’ Charitable Award Program: Under this program, each director elected prior to January 1, 2005 may designate up to two charitable organizations to which the Company will contribute an aggregate of $500,000, in ten annual installments in the director’s name following the director’s death. The program may be funded with the proceeds of insurance policies. The directors obtain no financial benefits from the program. All of the Company’s directors elected prior to January 1, 2005 currently participate in the program.
Company Matching Gifts to Education: Directors may participate in the Company’s matching program available to all employees, where the Company matches a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year.
Stock Ownership Requirements: To further align the interests of the Company’s directors and shareholders, the Company imposes stock ownership requirements on its directors. Directors are expected to own Ryder stock or stock equivalents having a minimum value equal to one times such director’s total annual compensation (approximately $150,000 in 2005). The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board.

RATIFICATION OF INDEPENDENT AUDITOR
(Proposal 2)
During 2005, the Audit Committee solicited proposals from the four major accounting firms and conducted an extensive evaluation process in connection with the selection of the independent auditor for the Company for the fiscal year ending December 31, 2006. Following this process, on September 22, 2005, the Audit Committee dismissed KPMG LLP as its independent auditor for the Company’s fiscal year ending December 31, 2006 and appointed PricewaterhouseCoopers LLP to serve as the Company’s independent auditor for 2006. KPMG LLP, which served as the Company’s independent auditor for the two most recent fiscal years, continued as the Company’s independent auditor for the remainder of the fiscal year ended December 31, 2005.
KPMG LLP’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s audit report dated February 15, 2006 included an explanatory paragraph related to the change in method of accounting for conditional asset retirement obligations in 2005 and methods of accounting for variable interest entities and asset retirement obligations in 2003 and the report dated February 22, 2005 included an explanatory paragraph related to the change in methods of accounting for variable interest entities and asset retirement obligations in 2003 and method of accounting for goodwill and other intangible assets in 2002. The audit reports of KPMG LLP on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two most recent fiscal years and through February 15, 2006, the date of KPMG LLP’s audit report for the fiscal year ended December 31, 2005, (i) there were no disagreements between the Company and KPMG LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. During the two most recent fiscal years and through February 15, 2006, neither the Company nor anyone acting on behalf of the Company, consulted PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.
Representatives of PricewaterhouseCoopers LLP and KPMG LLP will be present at the 2006 Annual Meeting of Shareholders to respond to questions and to make a statement if they desire to do so.
Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board of Directors believes that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of the Company’s independent auditor.
Fees and Services of KPMG LLP
The following fees were paid to KPMG LLP for services rendered in fiscal years 2005 and 2004 ($ in millions):

	2005	2004

Audit Fees	$3.4	$3.8
Audit-Related Fees	0.2	0.3
Tax Fees	0.1	0.5

Total Fees	$3.7	$4.6
Audit Fees primarily represent amounts paid for the audit of the Company’s consolidated financial statements and internal control over financial reporting, a review of financial statements included in the Company’s Form 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for subsidiaries or affiliates of the Company, and consultations relating to financial accounting or reporting standards.

Audit-Related Fees represent amounts paid for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. These services include audits of employee benefit plans and consultations concerning matters relating to Section 404 of Sarbanes-Oxley.
Tax Fees represent amounts paid for U.S. and international tax compliance services (including review of the Company’s federal, state, local and international tax returns), tax advice and tax planning. Of the tax fees paid in 2005 and 2004, $0.1 million and $0.3 million, respectively, relate to tax compliance services.
Approval Policy
All services rendered by the Company’s independent auditor are either specifically approved (including most audit services) or are pre-approved by the Audit Committee in accordance with the Company’s Approval Policy for Independent Auditor Services (the “Approval Policy”), and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent auditor’s core service, which is the audit of the Company’s consolidated financial statements. Under the Approval Policy, the terms and fees of annual audit services, and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and other non-audit services that may be performed by the Company’s independent auditor during the fiscal year, subject to the dollar limitations set by the Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent auditor. In addition, the Board has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $100,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2005 were approved by the Audit Committee in accordance with the Approval Policy.
The Board of Directors recommends a vote FOR ratification of the appointment of PricewatehouseCoopers LLP as independent auditor.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder System, Inc. specifically incorporates it by reference into a filing.
The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission. The Committee operates under a written charter which specifies the Committee’s responsibilities. The full text of the Committee’s charter is available on the Corporate Governance page of the Company’s website (www.ryder.com). The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting, and expressing an opinion to the Audit Committee on the conformity of the financial statements with accounting principles generally accepted in the United States of America, the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent auditor its judgments as to the quality of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent auditor the firm’s independence from Company management and the Company, including the matters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with the independent auditor’s independence.
The Committee discussed with the Company’s internal auditor and the independent auditor the overall scope and plans for their respective audits. The Committee met with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by the Company with the Securities and Exchange Commission. The Committee has also approved, subject to shareholder ratification, the selection of the Company’s independent auditor.
Submitted by the Audit Committee of the Board of Directors.
Eugene A. Renna (Chairman)
Daniel H. Mudd
Abbie J. Smith
E. Follin Smith
Hansel E. Tookes, II

SECURITIES OWNERSHIP OF OFFICERS AND DIRECTORS
The following table shows the number of shares of common stock beneficially owned as of January 15, 2006, by each director and each executive officer named in the Summary Compensation Table herein, individually, and all directors and executive officers as a group:

	Shares Beneficially	Shares Which
	Owned or Subject	May be	Total
	to Currently	Acquired	Shares
	Exercisable	Within 60	Beneficially	Percent
Name of Beneficial Owner	Options	Days[1]	Owned[2]	of Class[3]

Gregory T. Swienton[4,5]	755,011	158,334	913,345	1.465%
John M. Berra[6]	2,388	3,234	5,622	*
David I. Fuente[5,6]	23,861	5,042	28,903	*
Bobby J. Griffin[4]	35,355	19,833	55,188	*
L. Patrick Hassey	0	0	0	*
Tracy A. Leinbach[4,5]	64,335	28,751	93,086	*
Lynn M. Martin[6]	20,000	9,859	29,859	*
Daniel H. Mudd[6]	7,097	3,767	10,864	*
Vicki A. O’Meara[5]	23,116	26,917	50,033	*
Eugene A. Renna[6]	6,500	3,767	10,267	*
Abbie J. Smith[5,6]	5,129	3,234	8,363	*
E. Follin Smith[6]	0	971	971	*
Anthony G. Tegnelia[4,5]	28,021	21,750	49,771	*
Hansel E. Tookes, II4,6	7,119	3,767	10,886	*
Christine A. Varney[5,6]	23,571	5,042	28,613	*
Directors and Executive Officers as a Group (21 persons)[4,5,6]	1,077,385	368,641	1,446,026	2.319%

*	Represents less than 1% of the Company’s outstanding common stock.

[1]	Represents options to purchase shares which became exercisable between January 15, 2006 and March 15, 2006, shares of restricted stock that vest between January 15, 2006 and March 15, 2006, and restricted stock units held in the accounts of directors pursuant to the Directors Stock Award Plan that vest upon the director’s departure from the Board of Directors.
[2]	Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
[3]	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.
[4]	Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Swienton, 14,500 shares; Mr. Griffin, 5,801 shares; Ms. Leinbach, 11,308 shares; Mr. Tegnelia, 8,882 shares; Mr. Tookes, 1,000 shares; and all directors and executive officers as a group, 44,543 shares.
[5]	Includes shares held in the accounts of executive officers pursuant to the Company’s 401(k) Plan and Deferred Compensation Plan and shares held in the accounts of directors pursuant to the Company’s Deferred Compensation Plan as follows: Mr. Swienton, 2,647 shares; Mr. Fuente, 1,450 shares; Ms. Leinbach, 4,444 shares; Ms. O’Meara, 9,956 shares; Ms. A. Smith, 2,402 shares; Mr. Tegnelia, 806 shares; Ms. Varney, 361 shares; and all directors and executive officers as a group, 46,297 shares.
[6]	Includes restricted stock and restricted stock units held in the accounts of directors pursuant to the Directors Stock Plan and the Directors Stock Award Plan, respectively, as follows: Mr. Berra, 3,955 shares; Mr. Fuente, 8,953 shares; Ms. Martin, 9,859; Mr. Mudd, 5,564 shares; Mr. Renna, 3,767 shares; Ms. A. Smith, 4,294 shares; Ms. E.F. Smith, 971 shares; Mr. Tookes, 4,886 shares and Ms. Varney, 9,455 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To the Company’s knowledge, based solely on its records and certain written representations received from the Company’s executive officers and directors, during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to directors, executive officers, and greater than 10% shareholders were complied with on a timely basis; except that Mr. Gregory F. Greene, Senior Vice President and Chief Human Resources Officer, inadvertently failed to file a Form 4 with respect to his sale of common stock in May 2005. The sale was subsequently reported in a Form 5 filed by Mr. Greene on February 14, 2006.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the number of shares of common stock held by all persons who are known by the Company to beneficially own or exercise voting or dispositive control over more than five percent of the Company’s outstanding common stock.

	Number of Shares
	Beneficially
Name and Address	Owned	Percent of Class

Barclays Global Investors, NA	9,636,104 [1]	15.02%
45 Fremont Street
San Francisco, CA 94105

[1]	Based upon the most recent filing by Barclays Global Investors, NA with the SEC on Form 13G dated January 31, 2006. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 8,552,951; shared voting power 0; sole dispositive power 9,636,104; and shared dispositive power 0.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder System, Inc. specifically incorporates it by reference into a filing.
The Compensation Committee of the Company’s Board of Directors consists of five independent directors. None of the directors on the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves on the compensation committee or board of directors of another company that has an executive officer on the Company’s Compensation Committee or Board of Directors. The Compensation Committee administers all of the Company’s executive compensation policies and programs and regularly reports to the Board of Directors on these matters.
Compensation Philosophy
The Company’s goal in formulating and implementing executive compensation policies and programs that are applicable to all executive officers (i.e., the Company’s Section 16 insiders) including the Company’s Chief Executive Officer (CEO) and other executive officers named herein in the Summary Compensation Table (“named officers”) on page 28, is to:

•	align the short and long-term interests of the Company’s executives with that of its shareholders through the use of variable, at-risk and goal-oriented compensation;

•	attract, retain and motivate executive talent necessary to execute the Company’s long-term business strategy;

•	emphasize and reward overall Company performance;

•	promote ownership of Ryder stock; and

•	increase the likelihood that compensation paid to the named officers be deductible for federal income tax purposes.
The Committee seeks to reach the goals set forth above through the use of a “Total Rewards” philosophy. Accordingly, the Committee regularly evaluates the effectiveness of the Company’s executive compensation programs, considering the cost to the Company and the value to the executive of all components of compensation. In order to ensure that executive compensation programs and individual compensation packages are competitive, the Committee evaluates each element of the executive compensation program based upon the compensation practices and financial performance of a comparative group of companies, which includes companies in the S&P 500 that are in similar industries as the Company, with the intent of providing a total compensation package that is above the median level for the comparative group.
During 2005, the Committee reviewed most of the Company’s executive compensation programs in light of the Company’s compensation philosophy. After discussion of various alternatives, the Committee amended and redesigned certain of the Company’s long-term compensation programs, most of which will be effective in 2006.
Components of Executive Compensation
In 2005, the Company’s executive compensation program consisted of five components: (1) base salary; (2) annual incentive bonus payments based on the Company’s annual financial performance; (3) long-term compensation awards comprised of stock options and restricted stock which vest over a period of years, and performance-based cash awards; (4) perquisites; and (5) other benefits. The Committee annually reviews and determines total compensation for executive officers based in part on recommendations made by the CEO. This year, the Committee conducted a targeted evaluation of the Company’s CEO. Based in large part on the results of the evaluation process, the Committee made a recommendation to the Company’s independent directors relating to all compensation actions relating to the CEO. The Committee believes that the total compensation package for the Company’s CEO and other executive officers represents an attractive compensation program that is both market competitive and consistent with the Company’s compensation philosophy. Detailed disclosure relating to the CEO’s compensation is set forth below under “Chief Executive Officer Evaluation and Compensation.”
Base Salary
When setting and adjusting individual executive salary levels, the Committee considers the executive officer’s responsibilities, experience, potential, individual performance and contribution; comparative data provided by the Company’s outside compensation consultants; and other factors such as unique skills, demand in the labor market and succession planning.
In February 2005, the Committee approved a 2% merit-based salary increase for all executive officers which was consistent with the merit increase given to the Company’s U.S. salaried employees. During 2005, five executive officers received additional salary increases in connection with their appointment to new positions or as a result of increased responsibilities. The Committee believes that the base salaries of the Company’s executive officers are appropriate considering the responsibilities and importance of those positions to the operations of the Company.
Annual Incentive Bonus Plan
The annual incentive bonus plan provides for payments to executives of a target bonus amount (expressed as a percentage of the executive’s base salary) based on the achievement of certain levels of financial performance. Company-wide and individual financial objectives and criteria and target bonus amounts are approved by the Committee in February of each year.
For 2005, the target bonus amount for the CEO was 100% of base salary and for the named officers, 75% of base salary.
Under the bonus plan in effect for 2005, bonus amounts for executive officers were driven by the following performance measures — net operating revenue, return on capital and earnings per share. The Committee changed the performance measures effective for 2005 as the Committee believes that exceeding the performance targets for these measures will provide the greatest value to the Company’s shareholders.
Award opportunities were set to provide above-median compensation in relation to comparable companies (up to a maximum of two times the target bonus amount) if Company performance exceeded financial performance targets and below-median compensation in relation to comparable companies (80% of the target bonus amount) if performance was below these targets. Under the plan, no payments would be made to executive officers if the earnings per share achieved were less than the earnings per share threshold amount, notwithstanding the level of achievement of the other performance targets. The weight given to each performance measure and the specific targets are considered confidential by the Company and are not included in this Report in order to avoid compromising the Company’s competitive position.
For 2005, the Company achieved 97% of its target bonus amount. Annual bonus amounts paid to named officers for 2005 performance are set forth herein in the Summary Compensation Table on page 28.
Under the 2006 bonus plan, bonus amounts for executive officers will again be driven by the Company’s net operating revenue, return on capital and earnings per share. The 2006 target bonus amounts for the CEO and the named officers will not change from the 2005 plan.
Long-Term Compensation Program
The Company’s long-term compensation program for executive officers consists of (1) equity awards and (2) performance-based cash awards.
      Equity Awards. The Company’s equity compensation program is designed to encourage the creation of long-term value for the Company’s shareholders, and promote employee retention and stock ownership. Generally, the 2005 equity awards granted to executive officers were intended to deliver a value equal to 75% of the executives’ total compensation. In making awards, the Committee also considers Company performance, competitive practices, the cost to the Company (particularly in light of the new stock option expensing rules) and dilution. Generally, the value or amount of an executive’s existing stock awards does not influence the size of future stock awards given to that executive.

Stock options are issued at fair market value as of the date of grant, typically vest over three years and have a seven year term. Restricted stock typically vests over three years. In February 2005, the Committee granted stock options to the named officers as set forth in the table titled Option Grants in 2005 on page 30 and restricted stock as set forth in footnote 3 to the Summary Compensation Table on page 28. Certain executive officers, including three of the named officers, received off-cycle equity grants during 2005 in connection with their appointment to new positions or as a result of increased responsibilities.
During 2005, the Committee reviewed the Company’s existing equity compensation program and determined that, consistent with the Company’s compensation philosophy, a larger portion of the compensation of Company officers should be delivered in performance-based equity awards. With that objective in mind, in February 2006, the Committee granted all Company officers, including the CEO and named officers, performance-based restricted stock in lieu of the time-based restricted stock that had historically been granted. As part of the restricted stock award, if the restricted stock vests, the officer will also receive cash equal to the approximate amount of the officer’s tax liability relating to the grant of the restricted stock. The restricted stock will vest based on the Company’s total shareholder return (generally the change in the Company’s stock price over the performance period plus dividends paid) relative to the average total shareholder return of the companies in the S&P 500 at the end of the three-year period.
      Performance-Based Cash Awards. In 2002, the Company introduced a long-term incentive plan (the “2002 LTIP”) which provides a performance-based cash component of long-term compensation for the Company’s executive officers. The plan rewards these executive officers with additional compensation contingent upon attaining critical business objectives during a three-year period. The Committee established a three-year cycle for eligible executive officers with annual performance goals. The target payout amounts under the 2002 LTIP are currently 150% for the CEO and 75% for the other participants. The Company funds the plan annually by depositing earned amounts into an account for each executive officer. The amounts earned under the plan vest upon the sixth and eighteenth month anniversaries of the end of each three-year cycle. Since the inception of the plan in 2002, economic value-added, or EVA, has served as the only performance metric. The awards earned by the named officers for the 2003-2005 and 2004-2006 plan cycles are set forth in the Summary Compensation Table on page 28 under the “Deferred Bonus” column.
In May 2005, the Committee approved cash awards to the Company’s executive officers under a new long term compensation plan in lieu of cash awards under the 2002 LTIP. The awards provide additional compensation to the executive officers for achieving certain levels of net operating revenue growth, earning per share growth and return on capital during the period from April 1, 2005 through December 31, 2007. Amounts owed under the awards will be paid in June 2008. The target payout amounts under the 2005 long term compensation awards did not change from the 2002 LTIP.
In connection with the Committee’s decision to deliver a greater amount of the compensation of the Company’s executive officers in performance-based equity awards, the Committee did not, and does not expect to, grant any cash awards to executive officers as part of the Company’s long-term compensation program during 2006 (other than the cash award that is awarded in tandem with the performance-based restricted stock which, if earned, will not be paid until 2009).
Perquisites
The Company prefers to compensate its executive officers in cash and equity rather than with perquisites. Consequently the total value of executive perquisites falls below the average for the comparative group. The Company provides its executive officers with a car allowance, a financial planning and tax preparation allowance, an executive allowance and a home security system. In all cases, the perquisites provided to any executive officer do not exceed the greater of $50,000 or 10% of the executive officer’s base salary.
Other Benefits
Executive officers are eligible for the following programs offered to all eligible U.S. salaried employees: qualified pension plan, 401(k) savings plan (including Company contribution), health and dental coverage, company-paid term life insurance, pension benefit restoration plan, severance plan, disability, paid time off and paid holidays. In addition, executive officers are entitled to receive executive life insurance, supplemental long-term disability insurance and change-in-control payments subject to the requirements of the respective plans. The Company maintains a deferred compensation plan for certain employees, including the named officers, pursuant to which the employees may elect to defer receipt of their cash compensation. Any deferred amounts are part of the general assets of the Company and are credited with earnings based on several investment options selected by the employee. The compensation may be deferred until the later to occur of a fixed date, retirement, disability or removal, and is payable in a lump sum or in installments. Upon a change of control of the Company, however, all deferred amounts will be paid immediately in a lump sum. The Company does not pay above-market or preferential earnings on compensation deferred by any employee, including the named officers.
Chief Executive Officer Evaluation and Compensation
The Committee and the independent directors annually evaluate CEO performance, the results of which are used to determine CEO compensation. During 2005, the Committee, together with the Chair of the Corporate Governance and Nominating Committee, developed a CEO evaluation process that included a targeted CEO evaluation questionnaire that was completed by all independent directors. The Committee reviewed the responses to the questionnaire, comparative CEO compensation data and information on the Company’s competitive position and performance. Based on this information, the Committee made a recommendation to the independent directors relating to the CEO’s 2005 incentive plan payments, 2006 equity awards and 2006 base salary.
The CEO’s cash compensation is established in generally the same way as cash compensation is determined for other executive officers, and the Compensation Committee employs generally the same criteria for option grants and restricted stock awards as apply to other executive officers, taking into consideration the CEO’s responsibility for the total enterprise as well as individual performance. Based on comparative data from independent consultants, in February 2005, the Committee determined that Mr. Swienton’s compensation was below market for comparable companies. The independent directors approved a $125,000 salary increase for Mr. Swienton, the Company’s CEO, bringing his total salary to $825,000, effective April 1, 2005, in order to align his salary with the median CEO salary at comparable companies. In recognition of the Company’s performance in 2005, the directors also approved a grant of 175,000 stock options and 25,000 shares of restricted stock which vest equally over three years.
In February 2006, the Committee approved bonus payments to Mr. Swienton equal to $771,377 under the 2005 annual incentive bonus plan and $1,269,853 under the 2003-2005 and 2004-2006 plan cycles of the 2002 LTIP, which amounts are equal to the amounts he was entitled to pursuant to the terms of those plans.
During 2005, Mr. Swienton also received perquisites and benefits which are generally provided to all Company officers. These include a car allowance, a financial planning and tax preparation allowance, an executive allowance, executive life insurance, supplemental long term disability insurance and a home security system, the total value of which was $38,035.
Mr. Swienton is also entitled to severance and change-in control payments upon the occurrence of certain specified events. These payments are discussed on page 29 under Severance and Change of Control Agreements.
The Committee has reviewed all components of Mr. Swienton’s compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, the actual projected payout obligations under the Company’s pension plan and the amount of any potential severance payments. A tally sheet setting forth all the above components was prepared and reviewed by the Committee.
Based on this review, the Committee finds Mr. Swienton’s total compensation in the aggregate to be reasonable and not excessive.
Stock Ownership Requirements
To demonstrate the importance of linking executive management and shareholder interests, in 1993, the Company established formal stock ownership requirements for all executive officers of the Company. The CEO must own Company stock or stock equivalents having a value equal to at least two times his annual base salary, and executive officers must own Company stock or stock equivalents having a value equal to at least one times their base salary. All executive officers were in compliance with these stock ownership requirements during 2005.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (the “Code”) precludes public companies from taking a deduction for compensation in excess of $1 million paid to the Company’s CEO and the other four most highly paid employees unless certain specific and detailed criteria are met, including that the compensation be “performance-based” and that it is paid under a plan approved by the Company’s shareholders.
The Committee has reviewed all components of the Company’s executive compensation program based upon the requirements of Section 162(m) of the Internal Revenue Code. Stock-based awards under the Company’s stock incentive plans, including the Ryder System, Inc. 2005 Equity Compensation Plan which was approved by the Company’s shareholders in May 2005, meet the requirements of Section 162(m), and accordingly, stock-based awards granted to the Company’s executive officers under these plans should be eligible for the “performance-based” exception to Section 162(m). While the annual incentive bonus plan and the 2002 LTIP are based on performance, these plans were not previously submitted to the shareholders for their approval and therefore certain payments under these plans were not taken as a compensation deduction in calculating the Company’s taxes. Awards under the 2005 long-term incentive plan were, and annual incentive bonus awards for 2006 will be, granted under the Ryder System, Inc. 2005 Equity Compensation Plan. As such, these awards should be eligible for the “performance-based” exception to Section 162(m).
The Committee believes that preserving its flexibility in awarding compensation is in the best interest of the Company and its shareholders and may determine, in light of all applicable circumstances, to award compensation otherwise than in a manner that will preserve the deductibility of such compensation under Section 162(m).
Submitted by the Compensation Committee of the Board of Directors.
David I. Fuente (Chairman)
John M. Berra
L. Patrick Hassey
Lynn M. Martin
Christine A. Varney

EXECUTIVE COMPENSATION
The following table sets forth for 2005, 2004 and 2003, the compensation for the Company’s chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2005 (collectively, the “named executive officers”).
Summary Compensation Table

								Long Term
			Annual Compensation					Compensation

				Bonus				Awards

					Deferred		Other Annual	Restricted	Securities	All Other
					Bonus	Total	Compensation	Stock	Underlying	Compensation
Name and Principal Position		Year	Salary($)	Bonus($)	($)[1]	Bonus($)	($)[2]	Award($)[3]	Options(#)	($)[4]

Gregory T. Swienton	Chairman and	2005	793,750	771,377	1,269,853	2,041,230	2,697	1,122,125	175,000	20,584
	Chief Executive Officer	2004	685,000	1,110,580	1,694,410	2,804,990	9,612	553,200	150,000	197,145
		2003	633,750	616,314	798,855	1,415,169	2,697	221,000	100,000	11,431

Tracy A. Leinbach	Executive Vice President	2005	486,600	354,496	436,952	791,448	1,798	112,213	30,000	13,614
	and Chief Financial Officer	2004	477,050	580,021	542,566	1,122,587	2,004	82,980	30,000	7,806
		2003	429,722	313,685	233,398	547,083	1,798	324,550	35,000	6,646

Vicki A. O’Meara	President,	2005	485,625	353,786	411,984	765,770	1,798	278,138	45,000	9,321
	U.S. Supply Chain	2004	450,483	547,823	564,299	1,112,122	4,710	549,940	40,000	14,016
	Solutions	2003	404,667	295,147	271,809	566,956	1,798	33,150	20,000	6,273

Anthony G. Tegnelia	President,	2005	366,675	267,256	310,069	577,325	1,798	587,545	30,000	16,016
	U.S. Fleet Management	2004	340,125	413,498	299,266	712,764	9,771	64,540	25,000	26,976
	Solutions	2003	303,500	276,360	80,675	357,035	1,798	33,150	20,000	9,944

Bobby J. Griffin	President,	2005	343,788	250,455	320,323	570,778	1,798	316,215	15,000	17,031
	International Operations	2004	336,988	409,726	423,777	833,503	4,376	55,320	20,000	18,449
		2003	329,083	240,021	200,392	440,413	1,798	33,150	20,000	10,590

[1]	Represents amounts earned under the Company’s 2002 LTIP in respect of the Company’s annual performance for the reported year. Amounts earned for the 2004 and 2003 three-year plan cycles vest and become payable if the named executive officer is employed by the Company on the following dates: June 30, 2007 (50%) and June 30, 2008 (balance) for the 2004 plan cycle and June 30, 2006 (50%) and June 30, 2007 (balance) for the 2003 plan cycle. For 2003, these amounts were previously reported under the column entitled “LTIP Payouts” and have been reclassified as “Deferred Bonus” because the amounts awarded were in respect of the Company’s annual performance for 2003.
[2]	This column represents amounts reimbursed for the payment of income taxes on certain perquisites provided to the named executive officers. Other perquisites and personal benefits furnished to the named executive officers do not meet the disclosure thresholds established under SEC regulations and are not included in this column.
[3]	The amounts in this column represent the dollar value of the Company’s common stock on the date of grant of the restricted stock. Dividends are paid on all shares of restricted stock. As of December 31, 2005 (based on the market price of $41.18 for the common stock on that date), the aggregate number and dollar value of shares of all restricted stock held by the named executive officers was: Mr. Swienton, 38,333 shares ($1,578,553); Ms. Leinbach, 14,500 shares ($597,110); Ms. O’Meara, 15,832 shares ($651,962); Mr. Tegnelia, 18,666 shares ($768,666) and Mr. Griffin, 10,500 shares ($432,390). On February 10, 2005, Mr. Swienton received a grant of 25,000 shares of restricted stock; Ms. Leinbach received a grant of 2,500 shares of restricted stock; Ms. O’Meara received a grant of 2,500 shares of restricted stock; Mr. Tegnelia received a grant of 2,000 shares of restricted stock and Mr. Griffin received a grant of 1,500 shares of restricted stock, all of which vest in 33 1/3% annual installments. On October 7, 2005, Ms. O’Meara received a grant of 5,000 shares of restricted stock; Mr. Tegnelia received a grant of 15,000 shares of restricted stock and Mr. Griffin received a grant of 7,500 shares of restricted stock, all of which vest in 33 1/3% annual installments.
[4]	All Other Compensation includes the following payments or accruals for each named executive officer:

				Premiums Paid
				Under the	Premiums Paid
			Compensatory	Supplemental	for
		Contributions to the	Split Dollar Insurance	Long-Term Disability	Executive Life	Relocation
		401(k) Plan($)	Payments($)(a)	Insurance Plan($)	Insurance($)	Expenses($)

Gregory T. Swienton	2005	8,016	0	8,139	4,429	0
	2004	4,438	12,057	8,102	3,822	168,726
	2003	4,000	0	7,431	0	0

Tracy A. Leinbach	2005	8,016	0	2,883	2,715	0
	2004	2,000	351	2,793	2,662	0
	2003	4,000	0	2,646	0	0

Vicki A. O’Meara	2005	0	0	6,611	2,710	0
	2004	0	5,077	6,425	2,514	0
	2003	0	0	6,273	0	0

Anthony G. Tegnelia	2005	8,016	0	5,944	2,056	0
	2004	5,233	13,901	5,944	1,898	0
	2003	4,000	0	5,944	0	0

Bobby J. Griffin	2005	8,016	0	7,097	1,918	0
	2004	4,994	4,495	7,080	1,880	0
	2003	4,000	0	6,590	0	0

(a)	For 2004, these amounts represent an amount equal to the cash surrender value of the split dollar insurance policies less the aggregate premiums paid by the Company for such policy which amounts were paid to the executive upon termination of the policies effective December 31, 2003. For 2003, these amounts represent the premiums paid on the split dollar policies for the executive.

Severance and Change of Control Agreements
The Company has entered into an agreement with each of its officers including the named executive officers, which provides that if the Company terminates the employment of the executive for reasons other than death, disability or cause (as defined in the agreement), and certain other requirements are met, the Company will provide the executive with a severance payment and certain other benefits and perquisites. These severance agreements also contain standard confidentiality, non-compete, non-solicitation and release provisions. The severance payment, which is paid over time, is based on a multiple of the named executive officer’s then-current base salary (Mr. Swienton — three times; Ms. Leinbach — three times; Ms. O’Meara — three times; Mr. Tegnelia — two times; and Mr. Griffin — two times) plus a tenure-related bonus. During the severance period (as set forth below), each named executive officer is entitled to receive the benefits that the executive and/or his or her family is or would have been entitled to receive under all medical, dental, executive life, and supplemental disability insurance plans and programs. Each named executive officer is also entitled to a car allowance during the severance period and, for a limited time after termination, outplacement services, executive allowance and financial planning and tax preparation allowance. As of December 31, 2005, the severance period to which each named executive officer is entitled is as follows: Mr. Swienton — three years; Ms. Leinbach — three years; Ms. O’Meara — three years; Mr. Tegnelia — two years and Mr. Griffin — two years. With respect to a named executive officer’s equity awards, all unvested restricted stock held by the named executive officer is automatically cancelled on the last day of employment. Unvested stock options issued under the 1980 and 1995 Stock Incentive Plans continue to vest during the severance period while unvested stock options granted pursuant to the Company’s 2005 Equity Compensation Plan are automatically cancelled on the last day of employment.
The Company has also entered into a change of control agreement with each of its officers including the named executive officers which provides that if the Company terminates the employment of the executive for reasons other than death, disability or cause or if the executive terminates his or her employment for good reason (as defined in the agreement), in each case within three years of a change of control of the Company (as defined in the agreement), the Company will provide the executive with severance benefits substantially similar to those under the above-described severance agreements and some additional severance benefits, including a change of control year bonus and a tax gross-up payment with respect to all payments and benefits received by the executive under the change of control agreement. These change of control agreements also contain standard confidentiality, non-compete, non-solicitation and release provisions. Additionally, upon a change of control of the Company, all unvested stock options and unvested restricted stock held by an executive will automatically vest.
OPTION GRANTS IN 2005
The following table provides information regarding the grant of stock options to the named executive officers in 2005 and the potential value of such stock options assuming annual compound appreciation of the underlying share price at rates of 0%, 5% and 10% from the date the stock options were granted over the full option term of seven years. The 5% and 10% appreciation rates are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in the Company’s stock price.

Individual Grants

		% of Total			Potential Realizable Value
	Number of	Options/Limited			at Assumed Annual Rates of
	Securities	SARS Granted			Stock Price Appreciation for
	Underlying	to Employees in	Exercise		Option Term($)[4]
	Options/Limited	Fiscal Year	Price
Name	SARS Granted(#)[1]	2005	Per Share[2]	Expiration Date[3]	0%	5%	10%

Gregory T. Swienton	175,000	11.7%	$44.885	February 10, 2012	0	3,197,723	7,452,054
Tracy A. Leinbach	30,000	2.0%	$44.885	February 10, 2012	0	548,181	1,277,495
Vicki A. O’Meara	30,000	2.0%	$44.885	February 10, 2012	0	548,181	1,277,495
	15,000	1.0%	$33.185	October 7, 2012	0	202,644	472,248
Anthony G. Tegnelia	15,000	1.0%	$44.885	February 10, 2012	0	274,091	638,748
	15,000	1.0%	$33.185	October 7, 2012	0	202,644	472,248
Bobby J. Griffin	15,000	1.0%	$44.885	February 10, 2012	0	274,091	638,748

[1]	Stock option grants generally vest in annual installments over three years commencing with the first anniversary of the date of the grant.
[2]	Represents fair market value as of the date of the grant.

[3]	Seven (7) years from grant date of February 10, 2005 and October 7, 2005, respectively.
[4]	If the 5% or 10% annual compound appreciation shown in the table were to occur:

	5%	10%

The price of the Company’s common stock on February 10, 2012 would be	$63.16	$87.47
The price of the Company’s common stock on October 7, 2012 would be	$46.69	$64.67
Appreciation in value of Company’s common stock from the date of the February 10, 2005 grant would be	$1,130,664,619	$2,634,711,508
Appreciation in value of Company’s common stock from the date of the October 7, 2005 grant would be	$835,547,233	$1,947,960,357
The appreciation during this period realized by the five named executive officers from the stock options granted on February 10, 2005 and October 7, 2005 would be 0.43% and 0.05%, respectively, of the gain to all shareholders. The use of the 5% and 10% rates as required by the SEC is not intended by the Company to forecast possible future appreciation of the Company’s Common Stock.
AGGREGATED OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES
The following table provides information with respect to the named executive officers regarding the exercise of options during 2005:

				Number of Securities
				Underlying Unexercised		Value of Unexercised
				Options at Fiscal Year-End		In-the-Money Options at
			Value	2005(#)		Fiscal Year-End 2005($)[1]
	Shares Acquired		Realized
Name	On Exercise(#)		($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory T. Swienton	224,300	[2]	$4,094,410	752,367	308,333	$13,392,596	$1,065,327
Tracy A. Leinbach	40,000		$754,065	48,583	61,667	$432,584	$273,248
Vicki A. O’Meara	40,000		$623,775	5,000	78,333	$0	$318,603
Anthony G. Tegnelia	0		$0	18,333	53,333	$210,760	$318,603
Bobby J. Griffin	0		$0	21,666	35,000	$275,326	$184,438

[1]	Amounts reflecting gains on outstanding stock options based on a fair market value of $41.18 for the common stock, as determined by using the average of the high and low market price on December 31, 2005.

[2]	These options were exercised and the underlying shares were sold on the open market at prevailing market prices by Mr. Swienton pursuant to a 10b5-1 trading plan implemented on May 27, 2005 to diversify Mr. Swienton’s Ryder System, Inc. holdings and for estate and tax-planning activities. As of December 31, 2005, Mr. Swienton was still the beneficial owner of 52,644 shares of Ryder Common Stock, 1,060,700 stock options and 38,333 shares of unvested restricted stock.
LONG-TERM INCENTIVE PLAN — AWARDS IN FISCAL 2005
In May 2005, the Compensation Committee granted cash-awards to the named executive officers under a new long-term compensation plan. The awards provide additional compensation to the executives for achieving certain levels of net operating revenue growth, earning per share growth and return on capital during the period from April 1, 2005 through December 31, 2007. Amounts owed under the awards will be paid in June 2008.

			Estimated Future Payouts Under
	Number of		Non-Stock Price-Based Plans
	Shares
	Units or	Performance Period	Threshold	Target	Maximum
Name	Other Rights	Until Maturation	($)	($)	($)

Gregory T. Swienton	NA	4/1/05 - 12/31/07	595,649	1,191,297	2,382,594
Tracy A. Leinbach	NA	4/1/05 - 12/31/07	182,488	364,975	729,950
Vicki A. O’Meara	NA	4/1/05 - 12/31/07	182,122	364,243	728,486
Anthony G. Tegnelia	NA	4/1/05 - 12/31/07	137,578	275,156	550,312
Bobby J. Griffin	NA	4/1/05 - 12/31/07	128,929	257,858	515,716

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table includes information as of December 31, 2005 about certain plans which provide for the issuance of common stock in connection with the exercise of stock options and other stock-based awards.

Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon		under equity
	exercise of	Weighted-average	compensation
	outstanding	exercise price of	plans excluding
	options, warrants	outstanding options,	securities reflected
Plan	and rights	warrants and rights	in column (a)

	(a)	(b)	(c)
(Shares in thousands)
Equity compensation plans approved by security holders:
Broad based employee stock option plans	4,619	$31.33	4,941
Employee Stock Purchase Plan	—	—	1,065
Non-Employee Directors’ Stock Plans	213	$23.34	44
Equity compensation plans not approved by security holders	—	—	—

Total	4,832	$30.98	6,050

PENSION BENEFITS
The Company maintains the Ryder System, Inc. Retirement Plan (the “Retirement Plan”) for regular full-time employees other than those who are covered by plans administered by labor unions and certain other non-exempt employees. Benefits payable under the Retirement Plan are based on an employee’s career earnings with the Company and its subsidiaries. At customary retirement age of sixty-five (65), a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45 percent of the first $15,600 of total compensation received during the calendar year, plus 1.85 percent of the portion of such total compensation received during the calendar year in excess of $15,600, during each such year while a Retirement Plan member. Accrued benefits under the Retirement Plan have been improved from time to time.
Retirement Plan benefits vest at the earlier of the completion of five (5) years of credited service or upon reaching age sixty-five (65), provided, however, that in the event of a change of control of the Company, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age forty-five (45) or older or with ten (10) or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.
The maximum annual benefit under a qualified pension plan is currently $175,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals is currently $220,000. The Company also maintains a non-qualified, unfunded benefit plan, called the Benefit Restoration Plan (the “Restoration Plan”), which covers those participants of the Retirement Plan whose benefits are reduced by the Internal Revenue Code or other United States laws (including each of the named executive officers). A participant in the Restoration Plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to without reduction and the amount of benefits the participant is entitled to after the reductions.
The following table sets forth annual pension benefit projections for the named executive officers assuming they remain continuously employed by the Company at current compensation levels until retirement at the normal retirement date or age.

Estimated Annual Benefits at Retirement1
(in the form of a single life annuity)

Gregory T. Swienton	$443,593
Tracy A. Leinbach	495,954
Vicki A. O’Meara	406,556
Anthony G. Tegnelia	250,089
Bobby J. Griffin	210,043

[1]	These amounts include benefits under the Retirement Plan and the Restoration Plan combined.
PERFORMANCE GRAPH
The following performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder System, Inc. specifically incorporates it by reference into a filing.
The following graph compares the performance of the Company’s common stock with the performance of the Standard & Poor’s 500 Composite Stock Index and the Dow Jones Transportation 20 Index for a five year period, by measuring the changes in common stock prices from December 31, 2000.

	2000	2001	2002	2003	2004	2005

Ryder System, Inc.	$100.00	$140.76	$145.57	$223.99	$322.46	$287.67
S&P 500 Index	$100.00	$90.66	$70.21	$87.44	$97.24	$102.85
Dow Jones Transportation 20 Index	$100.00	$93.00	$82.96	$106.47	$135.95	$153.29
The performance graph assumes that $100 was invested on December 31, 2000 in each of the Company’s common stock, the Standard & Poor’s 500 Composite Stock Price Index and the Dow Jones Transportation 20 Index, and that all dividends were reinvested. Past performance is not necessarily an indicator of future results.

Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178
www.ryder.com
002CS-10804

(BARCODE)

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
(BARCODE)
000004
Least Address Line
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
000000000.000 ext
C 1234567890 JNT
(BARCODE)

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	C0123456789	12345

MR A SAMPLE (THIS AREA IS SET UP TO
ACCOMMODATE 140 CHARACTERS)	(BARCODE) +
C 1234567890 J N T

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees:

			For	Withhold
01	—	L. Patrick Hassey (term expiring at the 2008 Annual Meeting)	☐	☐
02	—	John M. Berra (term expiring at the 2009 Annual Meeting)	☐	☐
03	—	Daniel H. Mudd (term expiring at the 2009 Annual Meeting)	☐	☐

			For	Withhold
04	—	E. Follin Smith (term expiring at the 2009 Annual Meeting)	☐	☐
05	—	Gregory T. Swienton (term expiring at the 2009 Annual Meeting)	☐	☐

B	Issues — The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain

2.	Ratification of PricewaterhouseCoopers LLP as independent auditor.	☐	☐	☐
I hereby authorize the proxy committee, in their discretion, to vote for an alternate director nominee if any nominee listed herein is unavailable, and to use their discretion to vote on any other matters that may be properly presented before the Annual Meeting and at any adjournment of the Annual Meeting.

☐	Please mark this box with an X if your address has changed and print the new address below.

☐	Please mark this box with an X if you have made comments below.

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

/ /

Directions to the Annual Meeting
Directions: Take State Road 836 to Red Road (57th Avenue)
South. Turn Left on Blue Lagoon Drive.

RYDER SYSTEM, INC.
ANNUAL MEETING — MAY 5, 2006
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Gregory T. Swienton, Mark T. Jamieson and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated below, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 10, 2006, during or at any adjournment of the Annual Meeting of Shareholders to be held at 11:00 a.m., EDT at the Hilton Miami Airport and Towers, 5101 Blue Lagoon Drive, Miami, Florida 33126 on Friday, May 5, 2006.
ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY COMMITTEE MAY VOTE YOUR SHARES.
If you want to vote in accordance with the recommendations of the Board of Directors, simply sign on the reverse side and return this card.
The Board of Directors recommends a vote “FOR” Proposals 1 and 2.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT
Regardless of whether or not you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy (on the reverse side) in the enclosed envelope.
Thank you for your attention to this important matter.
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
To vote using the Internet
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 5, 2006.